Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the reference to our firm under the caption “Experts” in the Post-Effective Amendment No. 11 to the Registration Statement (Form S-11 No. 333-158111) and related Prospectus of Grubb & Ellis Healthcare REIT II, Inc. for the registration of up to 330,000,000 shares of its common stock and to the incorporation by reference therein of our report dated March 10, 2011, with respect to the consolidated financial statements and schedule of Grubb & Ellis Healthcare REIT II, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2010, filed with the Securities and Exchange Commission.
/s/  Ernst & Young LLP
Irvine, California
September 23, 2011